Exhibit 4.4

EQUIFAX INC.

DIRECTOR DEFERRED COMPENSATION PLAN

As Amended and Restated Effective November 21, 2006

Equifax Inc., a Georgia corporation (the “Company”), hereby establishes this Director Deferred Compensation Plan (the “Plan”), effective January 1, 2003 and as hereby amended and restated as of November 21, 2006, for the purpose of attracting high quality outside directors and promoting in its directors increased efficiency and an interest in the successful operation and performance of the Company.

ARTICLE 1  Definitions

1.1 Account shall mean the Participant’s Stock Equivalents account(s) established pursuant to Article 3 of the Plan.

1.2 Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 10 of the Plan.

1.3 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 9 of the Plan.

1.4  Change in Control shall mean either:

(a) Voting Stock Accumulations. The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

(b) Business Combinations. Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

(c) Sale of Assets. A sale or other disposition of all or substantially all of the assets of the Company; or

(d) Liquidations or Dissolutions. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b).

(e) Definitions. For purposes of this paragraph defining Change in Control, the following definitions shall apply:

(i) Beneficial Ownership shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

(ii) Business Combination shall mean a reorganization, merger or consolidation of the Company.

(iii) Eighty Percent (80%) Subsidiary shall mean an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

(iv) Exchange Act shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

(v) Incumbent Board shall mean a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the effective date of this Plan or (b) members who become members of the Company’s Board of Directors subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(vi) Person shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

 (vii) Voting Stock shall mean the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

1.5  Common Stock shall mean the common voting stock of the Company.

1.6 Compensation shall mean the retainer and meeting fees payable to the Participant by the Company for the Plan Year before reductions for contributions to or deferrals under any deferred compensation or benefit plans sponsored by the Company.

1.7  Company shall mean Equifax Inc.

1.8 Eligible Director shall mean a member of the Board of Directors of the Company who is not an employee of the Company or such other independent contractor as may be designated by the Administrator to be eligible to participate in the Plan.

1.9 Financial Hardship shall mean an unexpected need for distributions arising from illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence which is not covered by insurance and which is determined to qualify as a Financial Hardship by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

1.10 Market Price shall mean the closing price of the Common Stock on the New York Stock Exchange on the applicable date.

1.11 Participant shall mean an Eligible Director who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.12 Participant Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.13 Plan Year shall mean the calendar year.

1.14 Retirement shall mean Termination of Service.

1.15 Scheduled Withdrawal shall mean the distribution elected by the Participant pursuant to Article 5 of the Plan.

1.16 Settlement Date shall mean the date by which a full Account distribution shall be made or the date by which installment distributions shall commence. Unless otherwise specified, the Settlement Date shall be the later of the last day of January of the Plan Year following the year in which the event triggering the distributions occurs, or ninety (90) days following such event. In the case of death, the event triggering distribution shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death.

1.17   Stock Equivalent shall mean a measure of value equal to one share of the Company’s Common Stock.

1.18 Termination of Service shall mean the date of the cessation of the Participant’s service as a member of the Board of Directors of the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s death or disability.

1.19 Unscheduled Withdrawal shall mean a distribution elected by the Participant pursuant to Article 6 of the Plan.

1.20 Withdrawal Penalty shall mean the ten percent (10%) penalty deducted from an Account(s) as a result of an Unscheduled Withdrawal pursuant to Article 6 of the Plan, or a change in the scheduled distribution date within thirteen (13) months prior to Retirement as provided in Article 4.1 of the Plan.

ARTICLE 2  Participation

2.1 Elective Deferral. For each Plan Year a Participant may elect to defer any whole percentage between five percent (5%) and one hundred percent (100%) of Compensation earned by the Participant during the Plan Year. The foregoing limits shall be interpreted and applied by the Administrator in its complete and sole discretion and the Administrator may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason.

2.2 Participant Election Form. In order to make a deferral, an Eligible Director must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the period during which the Compensation is earned, except that with respect to the first Plan Year, the Participant shall submit a Participant Election Form within thirty (30) days of adoption of the Plan by the Board of Directors of the Company. The Administrator may establish a special enrollment period for Eligible Directors hired during a Plan Year to allow deferrals of

Compensation earned during the balance of such Plan Year after such enrollment period. The Participant shall be required to submit a new Participant Election Form on a timely basis in order to change the Participant’s deferral election for a subsequent Plan Year. If no Participant Election Form is filed during the prescribed enrollment period, the Participant’s election for the prior Plan Year shall continue in force for the next Plan Year.

2.3 Election Irrevocable Except on Change in Control. The election to defer Compensation shall be irrevocable except as provided in Article 4 in the event of disability or Article 7 in the case of a Financial Hardship. Notwithstanding the foregoing, in the event of a Change in Control, a Participant may elect within ninety (90) days following such Change in Control to discontinue all deferrals under the Plan for the calendar months following the month in which such election is made. If the Participant elects to discontinue deferrals under the Plan, the Participant shall forfeit the right to make deferrals for the balance of the Plan Year in which such election occurs and for the entire next following Plan Year.

ARTICLE 3 Participant Accounts

3.1 Participant Accounts. Solely for recordkeeping purposes up to three (3) Accounts (a Retirement Account and two Scheduled Withdrawal Accounts) shall be maintained for each Participant.  In accordance with the Participant Election Form, anyCompensation earned by a Participant during a fiscal quarter shall be credited to the Account of such Participant, on the last business day of such fiscal quarter, in the form of Stock Equivalents.  The number of Stock Equivalents, or fractions thereof, to be credited to a Participant’s Account shall be determined by dividing the amount of Deferred Compensation to be allocated to such Account by the Market Price of the Common Stock on the last business day of the applicable fiscal quarter.   Account(s) will not be credited with cash dividends paid on shares of Common Stock.  Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts credited to a Participant’s  Account(s) in shares of Common Stock or otherwise, and, if the Company elects to invest funds in such manner, the Participant shall have no more right to such investments than any other unsecured general creditor.

3.2 Vesting. A Participant shall at all times be 100% vested in the amountscredited to his or her Account(s).

3.3 Rollovers From Prior Plan; Conversion of Accounts to Stock Equivalents. (a) Rollovers from Equifax Deferred Compensation Plan.The Administrator may direct that amounts previously credited to the old Equifax Deferred Compensation Plan on behalf of any Participant be rolled into a Retirement Account established under this Plan.  The number of Stock Equivalents, or fractions thereof, to be credited to a Participant’s Retirement Account shall be determined by dividing the amount of previously deferred compensation to be allocated to such Retirement Account by the Market Price of the Common Stock on the last business day of the applicable fiscal quarter.  (b) Conversion of Account Balances as of November 21, 2006.  Account balances established by

Participants under the Plan and in existence as of November 21, 2006 shall be converted into Stock Equivalents as of November 21, 2006 by dividing the amount of previously deferred compensation to be allocated to any such Account(s) by the Market Price of the Common Stock on November 21, 2006.

3.4  Share Adjustments.  In the event of any stock dividend or stock split, recapitalization, merger, consolidation, spin-off, extraordinary dividends, combinations or exchange of shares or other similar event, the value of the Stock Equivalents credited to a Participant’s Account shall be appropriately adjusted so that the proportionate interest of the Participant shall be maintained as before the occurrence of such event.  The adjustment to each Stock Equivalent shall be made to the same extent as if such Stock Equivalents were issued and outstanding shares of Common Stock.  Such adjustments shall be made by the Board and shall be conclusive and binding for all purposes of the Plan.

3.5 Statement of Account. The Administrator shall provide each Participant with statements at least quarterly setting forth the Stock Equivalents credited to a Participant’s Account(s) as of the end of each quarter.

ARTICLE 4  Distribution of Accounts

4.1 Distribution Upon Retirement. In the event of the Participant’s Retirement, the Company shall make a distribution of Participant’s Account(s) in a single lump sum or, if Participant makes a timely election prior to Retirement to have the Account balance distributed in substantially level annual installments, over a specified period of not more than fifteen (15) years as provided in Section 5.1 or otherwise under the Plan.  Distributions shall begin on the Settlement Date following Retirement.  Participants may elect to change the distribution date at any time prior to Retirement by submitting to the Administrator the form provided for such purpose but elections shall not be effective unless made no less than thirteen (13) calendar months prior to Retirement.

4.2 Distribution in the Event of Death.  In the event of the Participant’s death prior to receiving the entire amount of his or her Account(s), the unpaid balance shall be distributed as provided in Article 9.  Distributions subsequent to the death of a Participant shall be made in a lump sum.

4.3 Distribution in the Event of Disability. In the event of the Participant’s Termination of Service by reason of a physical or mental disability which prevents the Participant from performing the normal duties of a member of the Board of Directors of the Company for a period of at least one hundred eighty (180) consecutive days, deferral elections shall cease and for purposes of distribution of Accounts pursuant to the Plan, such disability shall be treated as a Retirement entitling the Participant to receive a distribution of his or her Account(s). The determination of disability shall be in the complete and sole discretion of the Administrator.

4.4  Form of Distribution.  All distributions of Account balances pursuant to any provision of the Plan shall be made in the form of shares of Common Stock.  At the time of any distribution, each Stock Equivalent in a Participant’s Account to be distributed shall be converted into one share of Common Stock and such share shall be distributed to the Participant.  Any fraction of a Stock Equivalent shall be rounded to a whole share of Common Stock.

ARTICLE 5  Scheduled Withdrawal

5.1 Election. The Participant may make an election on the Participant Election Form at the time of making a deferral to take a Scheduled Withdrawal from the  Account established by the Participant for such purpose. The Participant may elect to receive the Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal is elected and may elect to have the Scheduled Withdrawal distributed in a single lump sum or in annual installments over a period of up to fifteen (15) years. The Participant may elect to make additional deferrals into such Scheduled Withdrawal Account in subsequent Participant Election Forms but may not elect another Scheduled Withdrawal date for such Account until all of the amounts in the original Scheduled Withdrawal Account have been distributed. The Participant may establish up to two (2) separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates but shall not establish a third such Account until all of the funds in one of the first two Scheduled Withdrawal Accounts have been distributed. The Scheduled Withdrawal date for a Scheduled Withdrawal Account shall be irrevocable, except that a Participant may petition to the Administrator once no less than thirteen (13) months prior to the date originally elected for the Scheduled Withdrawal to defer (but not accelerate) the Scheduled Withdrawal date and/or to change the date of distribution of the Scheduled Withdrawal.

5.2 Timing of Scheduled Withdrawal. The Scheduled Withdrawal distribution shall be distributed by the Company to the Participant no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form unless preceded by Termination of Service. In the event of Termination of Service prior to the date elected for the Scheduled Withdrawal, the Scheduled Withdrawal shall be distributed as provided in Article 4 of the Plan. In the event such Termination of Service is as a result of the Participant’s death, the Scheduled Withdrawal shall be distributed as provided in Section 4.2 of the Plan.

ARTICLE 6  Unscheduled Withdrawal

6.1 Election. A Participant (or, after the Participant’s death, a Beneficiary) may take an Unscheduled Withdrawal from an Account at any time. The Unscheduled Withdrawal shall be made no later than the last day of the month following the month in which the Unscheduled Withdrawal is requested. After an Unscheduled Withdrawal, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of the Unscheduled Withdrawal. Only one Unscheduled Withdrawal shall be permitted in each Plan Year.

6.2 Withdrawal Penalty. There shall be a Withdrawal Penalty deducted from the Account prior to an Unscheduled Withdrawal from such Account equal to ten percent (10%) of the Unscheduled Withdrawal.

6.3 Minimum Withdrawal. The minimum Unscheduled Withdrawal shall be twenty-five percent (25%) of the balance of the specified Account.

ARTICLE 7  Financial Hardship Distribution

7.1 Financial Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administrator may in its sole discretion, accelerate distributions of a Participant’s  Account(s) or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. In the event of a distribution from the Plan based on Financial Hardship, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of such distribution.

ARTICLE 8  Amendment and Termination of Plan

8.1 Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balance. If the Company terminates the Plan, the date of such termination shall be treated as a Termination of Service and the Company shall distribute Participant’s Account in a single lump sum on the last day of the month following the month in which termination of the Plan occurs.

ARTICLE 9  Beneficiaries

9.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom an Account distribution under the Plan shall be made in the event of the Participant’s death. The designation by a married Participant of a primary Beneficiary other than the Participant’s spouse shall require consent of such spouse. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

9.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any marriage (other than a common law marriage) or finalized divorce of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as the sole primary Beneficiary.

9.3 Successor Beneficiary. If all primary Beneficiaries die prior to complete distribution of Accounts provided in Article 5, the Stock Equivalents remaining in Participant’s Account(s) shall be distributed to the contingent Beneficiary elected by the Participant in a lump sum no later than the last day of the month following the month in which the last remaining primary Beneficiary’s death is established.

9.4 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s Account(s), then the Administrator shall direct the distribution of such Account(s) to the Participant’s spouse, if the Participant was married on the date of death, or, if the Participant was not married on death, to the Participant’s estate.

ARTICLE 10  Administration/Claims Procedures

10.1 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for distribution of Accounts under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

10.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the claim, the amount thereof, and the basis for claiming entitlement to such amount. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly. Every claim which is denied shall be denied by written notice setting forth the specific reason or reasons for the denial, an explanation of the procedure for further reviewing the denial of the claim.

ARTICLE 11  Conditions Related to Accounts

11.1 Nonassignability. A Participant’s Account(s) shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sale, alienate, assign, transfer, pledge or hypothecate an Account balance shall be null and void. Account balances shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

11.2 No Right to Company Assets.  The Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. At its discretion, the Company may establish one or more grantor trusts holding shares of Common Stock for the purpose of providing for distributions under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Account balances distributed to the Participant from any such trust or trusts shall be considered distributed by the Company for purposes of meeting the obligations of the Company under the Plan.

11.3 Securities Law Compliance.  Notwithstanding anything contained herein, the Company shall not be obligated to honor any election or make any distribution under this Plan or to sell, issue or effect any transfer of any Common Stock unless such distribution, sale, issuance or transfer is at such time effectively (i) registered or exempt from registration under the Securities Act of 1933, as amended (the “Act”) and (ii) qualified or exempt from qualification under the applicable state securities laws. As a condition to make any election or receive any distribution under this Plan, the Participant or other payee shall make such representations as may be deemed appropriate by counsel to the Company for the Company to use any available exemption from registration under the Act or qualification under any applicable state securities law.

11.4 Withholding. The Company shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state or local governments.

11.5 Assumptions and Methodology. To the extent required, the Administrator shall establish the assumptions and method of calculation used in determining the Market Value of Common Stock, or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment distributions. Any installment distributions shall be calculated by equally dividing the number of  Stock Equivalents credited to the Participant’s Account by the number of installment distributions elected and rounding down to the nearest whole share until the final installment, which shall include the full balance remaining in the Participant’s Account with any fractional share rounded to a whole share.

ARTICLE 12  Miscellaneous

12.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12.2 Continued Service Not Guaranteed. Nothing contained in the Plan or any action taken hereunder shall be construed as giving any Participant any right to continued service with the Company, nor as a limitation on the right of the Company to terminate the service of any Participant at any time.

12.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.4 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.5 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

12.8 Errors in Account Statement or Distributions. In the event an error is made in an Account statement, such error shall be corrected as soon as is practical following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account(s) shall, as soon as is practical after discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account(s) is insufficient to cover an erroneous excess distribution, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other compensation or benefit arrangements, to the extent allowed by law) to recoup the amount of such excess distribution(s).

12.9 Applicable Law. Any provision of, or legal issue relating to, this Plan shall be governed by the laws of the State of Georgia, without regard to conflict of law provisions.

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